                                                                    EXHIBIT 11.2


                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
               CALCULATION OF FULLY DILUTED NET INCOME PER SHARE
               -------------------------------------------------
                          OF COMMON STOCK - UNAUDITED
                          ---------------------------
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
                    ----------------------------------------

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


                                                                    FIRST QUARTER ENDED
                                                                    -------------------
                                                                    NOV. 2,    NOV. 3,
                                                                      1997       1996
                                                                    --------   --------
Net income applicable to primary earnings per
  common share                                                       $14,867    $ 6,787

Add back interest and issue expense on
  convertible debentures and notes - net of tax adjustment             1,457        250
                                                                     -------    -------

Net income applicable to fully diluted earnings per share            $16,324    $ 7,037
                                                                     =======    =======

Average number of shares outstanding on a fully diluted basis:

    Shares used in calculating primary earnings per share             26,868     23,434
    Fully diluted options and awards                                      84          -
    Shares issuable on conversion of debentures and notes              4,573      1,905
                                                                     -------    -------

Average number of shares outstanding on
  a fully diluted basis                                               31,525     25,339
                                                                     =======    =======

Fully diluted net income per average common share                      $0.52      $0.28
                                                                     =======    =======


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